Exhibit 99.1

Corporate Contact:

Paul Cleveland

Chief Financial Officer and

Executive Vice President, Corporate Development

Affymax, Inc.

650-812-8700

AFFYMAX APPOINTS HOLLINGS C. RENTON TO BOARD OF DIRECTORS

PALO ALTO, Calif., June 10, 2009 — Affymax, Inc. (Nasdaq: AFFY), a clinical-stage pharmaceutical company, today announced the appointment of Hollings C. Renton to the company’s board of directors.

Before retiring in 2008, Mr. Renton served as chairman of the board of Onyx Pharmaceuticals, Inc. from 2000, where he also served as president and chief executive officer from 1993 and as a director from 1992.

“Hollings brings over 25 years of experience building successful biotechnology companies, commercializing blockbuster products and forging industry-leading partnerships,” said Arlene M. Morris, president and chief executive officer of Affymax.  “His experience developing and commercializing drugs will be invaluable as we continue the clinical development and, if successful, commercialization of Hematide™ for the treatment of anemia in patients with chronic renal failure.”

Prior to joining Onyx, Mr. Renton was president and chief operating officer of Chiron Corporation. He assumed that position in 1991 on Chiron’s acquisition of Cetus Corporation, where he had been president since 1990 and chief operating officer since 1987. He joined Cetus in 1981 and was chief financial officer from 1983 to 1987.

Mr. Renton holds an M.B.A. from the University of Michigan and a B.S. in Mathematics from Colorado State University. He also serves as a member of the boards of directors of Rigel Pharmaceuticals, Cepheid, and the Special Olympics of Northern California.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s lead product candidate, Hematide™, is currently in Phase 3 clinical trial stage for the treatment of anemia associated with chronic renal failure. For additional information, please visit www.affymax.com.

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